Exhibit 99.1
For Release at 7:00 AM Eastern on November 25, 2008
DSW INC. REPORTS 2008 THIRD QUARTER FINANCIAL RESULTS;
UPDATES ANNUAL OUTLOOK
COLUMBUS, Ohio, November 25, 2008/PRNewswire/ — DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, announced net income of $13.2 million on net sales of $391.4 million for the third quarter ended November 1, 2008, compared with net income of $22.4 million on net sales of $367.4 million for the third quarter ended November 3, 2007. Same store sales decreased 4.1% for the comparable period versus a decrease of 3.0% last year.
Diluted earnings per share were $0.30 for the third quarter this year compared with $0.51 last year.
Nine Month Results
Net income was $34.4 million on net sales of $1.11 billion for the thirty-nine week year-to-date period ended November 1, 2008, compared with net income of $52.7 million on net sales of $1.07 billion for the thirty-nine week year-to-date period ended November 3, 2007. Same store sales decreased 5.5% for the comparable thirty-nine week period versus a decrease of 0.5% last year.
Diluted earnings per share were $0.78 for the thirty-nine week year-to-date period ended November 1, 2008, compared with $1.19 for the same period last year.
2008 Outlook
For the fiscal year ending January 31, 2009, the Company reiterated its estimated annual same store sales in the negative mid-single digits. Based on the performance through the third quarter reported today, annual 2008 diluted earnings per share are now estimated to be in the range of $0.62 to $0.72, updated from the Company’s previously announced estimate of $0.75 to $0.85. Annual earnings estimate includes a severance charge to be taken in the fourth quarter, uncollectible fees from the bankruptcy of Value City Department Stores and anticipated continued economic decline. The Company plans to open 41 DSW stores during the current fiscal year.
Webcast and Conference Call
To hear the Company’s live earnings conference call, log on to www.dswinc.com today at 8:00 AM Eastern, or call 1-866-831-6243 and reference passcode 83119093. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-888-286-8010, followed by passcode 17987583. An audio replay of the conference call, as well as additional financial information, will also be available at www.dswinc.com.
About DSW Inc.
DSW Inc. is a leading branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of November 25, 2008, DSW operated 299 stores in 37 states and operated an e-commerce site, www.dsw.com. DSW also supplied footwear to 379 leased locations in the United States. For store locations and additional information about DSW, visit www.dswinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our “Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; continuation of our supply agreements with our leased departments; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable store sales and quarterly financial performance; disruption of our distribution operations; impact of the change in the shared services agreement; the risk of Value City Department Stores (“Value City”) not paying its obligations for the transition services; impact of the disposition of a majority interest in Value City by Retail Ventures on the allocation of expenses pursuant to the shared services agreement with RVI; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; declining general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; the success of dsw.com; liquidity risks related to our investments; and security risks related to our electronic processing and transmission of confidential customer information. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.
Source: DSW Inc.
CONTACT: Investor Relations for DSW Inc., 1-614-872-1474

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	November 1,	February 2,
	2008	2008
ASSETS
Cash and equivalents	$45,570	$61,801
Short-term investments	84,915	70,005
Accounts receivable, net	11,888	14,343
Inventories	319,244	262,037
Prepaid expenses and other current assets	24,237	23,134
Deferred income taxes	26,276	20,302

Total current assets	512,130	451,622

Property and equipment, net	233,631	192,772
Long-term investments	4,493	12,500
Goodwill	25,899	25,899
Tradenames and other intangibles, net	3,882	4,522
Deferred income taxes and other assets	5,348	6,567

Total assets	$785,383	$693,882

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$136,405	$114,595
Accrued expenses	79,148	54,310

Total current liabilities	215,553	168,905

Deferred income taxes and other non-current liabilities	99,044	91,497
Total shareholders’ equity	470,786	433,480

Total liabilities and shareholders’ equity	$785,383	$693,882

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	November 1,	November 3,	November 1,	November 3,
	2008	2007	2008	2007

Net sales	$391,355	$367,380	$1,114,794	$1,073,095
Cost of sales	(282,280)	(260,720)	(807,578)	(775,829)

Gross profit	109,075	106,660	307,216	297,266
Operating expenses	(88,158)	(71,855)	(252,614)	(216,917)

Operating profit	20,917	34,805	54,602	80,349
Interest income, net	686	1,533	1,829	5,200

Earnings before income taxes	21,603	36,338	56,431	85,549
Income tax provision	(8,425)	(13,906)	(22,008)	(32,852)

Net income	$13,178	$22,432	$34,423	$52,697

Basic and diluted earnings per share:
Basic	$0.30	$0.51	$0.78	$1.20
Diluted	$0.30	$0.51	$0.78	$1.19

Shares used in per share calculations:
Basic	44,011	43,957	43,992	43,951
Diluted	44,240	44,274	44,210	44,324

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